Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 30, 2012

Cadiz Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-12114	77-0313235
(Commission File Number)	(IRS Employer Identification No.)

550 South Hope Street, Suite 2850, Los Angeles, California	90071
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (213) 271-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                       Entry into a Material Definitive Agreement

    On October 30, 2012 (the “Closing Date”), Cadiz Inc. (the "Company") amended its existing term debt facility with LC Capital Master Fund, Ltd. and other participating lenders (“the Lenders”) to add an additional non-convertible $5 million tranche. The terms of the additional $5 million debt facility are consistent with those of the existing facility.   All interest on outstanding balances will continue to accrue at 6%, with no principal or interest payments required before the facility’s 2013 maturity date.

    In consideration for the additional facility, the Company issued 250,000 Common Stock purchase warrants (“the Warrants”) to the Lenders.  The Warrants entitle the Lenders to purchase 250,000 shares of Common Stock at an exercise price of $10 per share at any time prior to October 30, 2014.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

    The information concerning the $5 million facility included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02                       Unregistered Sale of Equity Securities

    The information concerning the issuance of Warrants by the Company included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

    The issuance of the Warrants was not registered under the Securities Act of 1933, as amended (the "Securities Act"), but was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act as the transaction did not involve a public offering, the number of investors was limited, the investors were provided with information about us, and the Company placed restrictions on the resale of the securities.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cadiz Inc.

By: /s/ Timothy J. Shaheen
Timothy J. Shaheen
Chief Financial Officer

Dated:  November 1, 2012